UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  August 2, 2011

APPLIED ENERGETICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-14015	77-0262908
(Commission File Number)	(IRS Employer Identification No.)

3590 East Columbia Street, Tucson, Arizona	85714
(Address of Principal Executive Offices)	(Zip Code)

(520) 628-7415
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.        Other Events

On August 1, 2011, the USMC issued a Sources Sought Notice (the “SSN”) soliciting a request for information for funding mine roller enhancement reduction and clearance systems.  The SSN requests information to find production ready solutions suitable for funding, states that the system shall be used to reduce the impact of electrically activated Improvised Explosive Devices (“IED”) by neutralizing the IEDs before the crew compartment of the prime mover passes over the device and provides certain capability and other requirements which the system must meet.  The Company intends to submit a full cost proposal and supporting data in accordance with the SSN’s specifications.

The Company previously announced that it had completed the work on its contract with the US Marine Corps (the “USMC”) for its counter-IED technology and that under the completed contract, the Company built a newer version of a system based on its counter-IED technology and the USMC tested the system in May 2011.  The Company was first informed by the USMC during an afternoon meeting on August 9, 2011 that the USMC has now revised the specifications for the system’s speed and size and as otherwise outlined in the SSN, and therefore will not pursue a project based on the Company’s system that was tested.

On August 2, 2011, the Company was issued a patent for an invention relating to igniting explosive devises through electric and/or electromagnetic discharge following the removal of a secrecy order.  The patent claims priority to and the benefit of the earlier filing date from the Company’s provisional patent application filed on May 3, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED ENERGETICS, INC. (Registrant)

By:	/s/ Joseph Hayden
Joseph Hayden
President

Date:  August 11, 2011